Exhibit 99.1
Omeros Corporation Reports Fourth Quarter and Year-End 2009 Financial Results
—Company Also Announces Two Additions to Management Team—
Seattle, WA – March 31, 2010 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system, today announced financial results for the fourth quarter and year ended December 31, 2009.
Financial Results
Total operating expenses for the three months ended December 31, 2009 were $5.7 million, as compared to $6.6 million for the same period in 2008. The decrease in operating expenses was primarily the result of reduced clinical trial expenses due to the prior completion of enrollment in the Company’s Phase 2 clinical study of OMS103HP for arthroscopic meniscectomy surgery and reduced non-cash stock-based compensation. This was offset by an increase in technology option and license fees associated with the Company’s GPCR program and an increase in costs associated with being a public company and consulting fees.
Total operating expenses for the year ended December 31, 2009 were $22.2 million, as compared to $25.7 million for the same period in 2008. The decrease in operating expenses in 2009 as compared to the same period in 2008 was primarily a result of the 2008 write-off of $1.9 million of deferred offering costs related to a delay in the Company’s IPO. Also, in 2009 there were decreases in contract service costs associated with several of Omeros’ clinical and preclinical programs and in clinical trial expenses due to the prior completion of enrollment in the Company’s Phase 2 clinical study of OMS103HP for arthroscopic meniscectomy surgery.
For the fourth quarter ended December 31, 2009, Omeros reported a net loss of $5.6 million, or $0.28 per share, as compared to a net loss of $6.4 million, or $2.19 per share, for the same period in 2008. For the year ended December 31, 2009, the Company reported a net loss of $21.1 million, or $2.92 per share, as compared to a net loss of $23.8 million, or $8.26 per share, for the same period in 2008.
At December 31, 2009, Omeros had cash and cash equivalents and short-term investments of $60.3 million. Based on its current forecast, Omeros expects its 2010 operating cash requirements to be approximately $30 million to $35 million.
“2009 was a significant year for Omeros with the announcement of positive milestones for several of our programs as well as having completed a successful IPO. This funding provided us with the resources necessary to advance our pipeline and move our Phase 3 product candidate toward commercialization,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “2010 will be an exciting year for Omeros. We expect to announce the results from the Phase 3 clinical trials of our lead PharmacoSurgery™ product, OMS103HP for arthroscopy. In addition, we expect to find compounds that interact with, or “unlock,” at least one orphan GPCR in the second quarter, which could begin a cascade of wholly new drug targets introduced to the market by Omeros.”
Omeros Expands Management Team
Omeros today also announced the expansion of its senior management team with the appointment of J. Steven Whitaker, M.D., J.D. as vice president, clinical development and chief medical officer, and Timothy Duffy, as vice president of business development.
Dr. Whitaker brings a wealth of experience in managing all phases of the drug development cycle. He joins Omeros from Allon Therapeutics, where he served as chief medical officer and vice president of clinical development with responsibilities for the company’s overall clinical strategies in both the U.S. and European markets. Prior to Allon, Dr. Whitaker was divisional vice president of clinical research at ICOS Corporation, where he was responsible for the global development and worldwide commercial launch of Cialis®.
Mr. Duffy brings more than 20 years of healthcare sales, marketing and business development experience. He joins Omeros from Pacific Crest Ventures, a firm he founded to provide a wide range of advisory services to life sciences companies. Prior to Pacific Crest Ventures, Mr. Duffy was chief business officer of MDRNA (formerly Nastech Pharmaceutical Company), where he was instrumental in developing and executing Nastech’s partnering strategies and managed the business development, manufacturing and operations functions.
“Together Steve and Tim bring valuable experience in global commercialization, regulatory affairs and strategic partnering,” said Dr Demopulos. “They will both be real assets as we move toward monetizing our products and technology platforms.”
Fourth Quarter and Recent Highlights
•	Announced positive results from a Phase 2 clinical trial of OMS103HP in patients undergoing arthroscopic meniscectomy surgery. This study has shown that OMS103HP provides greater efficacy than vehicle control as measured by VAS pain scores, passive knee flexion and subject reported functional scores (KOOS).

•	Amended its MASP-2 antibody development agreement with Affitech. Affitech has released Omeros from any future obligations to make milestone or royalty payments related to MASP-2 antibodies developed by Affitech for Omeros in exchange for $500,000. In the absence of this release, Omeros’ potential payment obligations would have been up to $10.1 million in milestones and, in addition, low single-digit royalties on net sales.

•	Obtained an exclusive license to compounds from Asubio Pharma Co., Ltd. for use in Omeros’ PDE7 program, which is focused on the treatment of movement disorders. The agreement gives Omeros an expedited path to the clinic by providing advanced preclinical product candidates that are ready for additional toxicology studies in preparation for a Phase 1 clinical trial, which is expected to be in Parkinson’s disease.

•	Announced that the National Institute on Drug Abuse (NIDA) will provide support for the Company’s Addiction program. NIDA will fund substantially all of the costs of a Phase 2 clinical study to be conducted by New York State Psychiatric Institute researchers.

•	Elected Daniel K. Spiegelman to Omeros’ board of directors. Mr. Spiegelman brings over 25 years of executive management, finance and operations experience and most recently served as senior vice president and chief financial officer at CV Therapeutics prior to and during its acquisition by Gilead.

•	Priced the Company’s IPO on October 7, 2009, receiving net proceeds of approximately $61.8 million, and began trading on The NASDAQ Global Market under the ticker symbol “OMER” on October 8, 2009.
Conference Call and Webcast Today at 4:30 p.m. Eastern Time
The Omeros management team will host a conference call today, March 31, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time), to discuss the Company’s fourth quarter and year-end 2009 financial results and development highlights. Interested parties may participate in the conference call by dialing 888-500-6973 (United States and Canada) or 719-457-2637 (International). In addition, the live conference call is being webcast and can be accessed on the “Events” page of the Company’s website at http://www.omeros.com.
A replay of the webcast will be available on the Company’s website for one week. A telephone replay will also be available for one week starting at 7:30 p.m. Eastern Time on March 31, which can be accessed by dialing 888-203-1112 (United States and Canada) or 719-457-0820 (International) and entering conference ID number 2664433.
About Omeros Corporation
Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five ongoing clinical development programs, including four from its PharmacoSurgery™ platform and one from its Addiction program, the most advanced of which is in Phase 3 clinical trials. Omeros may also have the near-term capability, through its GPCR program, to add an unprecedented number of wholly new drug targets to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of antibody and small-molecule preclinical programs targeting inflammation and central nervous system disorders.
Forward-Looking Statements
This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding the Company’s 2010 operating cash requirements, its ability to announce the results from its Phase 3 clinical trials of its lead product candidate in 2010 and its ability to “unlock” one or more orphan GPCRs in the second quarter of 2010. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:
Jennifer Cook Williams
Cook Williams Communications, Inc.
Investor and Media Relations
360.668.3701
jennifer@cwcomm.org

OMEROS CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Grant revenue	$434	$181	$1,444	$1,170
Operating expenses:
Research and development	4,456	5,095	16,929	17,850
Acquired in-process research and development	—	—	—	—
General and administrative	1,293	1,518	5,273	7,845

Total operating expenses	5,749	6,613	22,202	25,695

Loss from operations	(5,315)	(6,432)	(20,758)	(25,525)
Investment income	25	87	214	661
Interest expense	(497)	(245)	(2,202)	(335)
Other income (expense)	205	207	1,657	372

Net loss	$(5,582)	$(6,383)	$(21,089)	$(23,827)

Basic and diluted net loss per common share	$(0.28)	$(2.19)	$(2.92)	$(8.26)

Weighted-average shares used to compute basic and diluted net loss per common share	20,086,479	2,918,495	7,218,915	2,883,522

OMEROS CORPORATION
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31,	December 31,
	2009	2008

Cash and cash equivalents and short-term investments	$60,305	$19,982
Total assets	62,062	21,681
Total notes payable	12,758	16,674
Preferred stock warrant liability	—	1,780
Total current liabilities	11,090	23,561
Convertible preferred stock	—	89,168
Deficit accumulated during the development stage	(118,336)	(97,247)
Total shareholders’ deficit	43,145	(91,166)